Prospectus Supplement No. 1 (To Prospectus Dated September 21, 2015)	Filed pursuant to Rule 424(b)(3) Registration No. 333-206709

7,640,388 Shares of Common Stock

6D GLOBAL TECHNOLOGIES, INC.

This prospectus supplement supplements the prospectus filed by 6D Global Technologies, Inc. (the “Company” or “we”) on September 21, 2015. You should read this prospectus supplement in conjunction with the related prospectus which is to be delivered by selling security holders to prospective purchasers along with this prospectus supplement.

Investing in our securities involves risks. See ‘‘Risk Factors’’ beginning on page 5 of the related prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus supplement and the related prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus supplement and the related prospectus. This prospectus supplement together with the related prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus supplement is complete and accurate only as of the date of the front cover regardless of the time of delivery of this prospectus supplement or of any sale of shares.

The date of this prospectus supplement is October 16, 2015

The information set forth in the following table modifies and supplements the information set forth in the table appearing under the heading "Selling Stockholders" in the related prospectus to correct a typographical error in the name of one of the selling stockholders. The information is based on information provided to the Company by or on behalf of the selling stockholders on or prior to September 21, 2015 and has not been independently verified by the Company. Since the date on which each selling stockholder identified below provided this information, any of these selling stockholders may have sold, transferred or otherwise disposed of all or a portion of its securities in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling stockholders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the securities. Because the selling stockholders are not obligated to sell securities, the Company cannot estimate how many shares of Common Stock the selling stockholders will hold upon consummation of any such sales. Information about other selling stockholders, if any, will be provided in one or more prospectus supplements or post-effective amendments to the registration statement of which the prospectus is a part.

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering(1)(2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus(3)(4)	Number of Shares of Common Stock Owned After Offering (2)
			Number	Percent
Discover Growth Fund (5)	6,000,000	6,000,000	0	*
Roger H. Klein Sr. (13)	7,247	7,247	0	*
Alexander Pustylnik	47,102	47,102	0	*
Thomas August Heinrich Gohmann	7,247	7,247	0	*
Udo Baumheier	14,493	14,493	0	*
Christian Giordano	16,426	16,426	0	*
Anna Lotan Ltd (6)	166,667	166,667	0	*
John Jeffrey Hurst	28,986	28,986	0	*
David Dorfmann	47,102	47,102	0	*
Nicolas Matile	47,102	47,102	0	*
Albert Viviani	94,203	94,203	0	*
William Scholander (7)	87,981	87,981	0	*
Charles Herbert Simpson	74,348	74,348	0	*
Qixiang Zhou	30,000	30,000	0	*
Martin Angus Ranch (8)	39,856	39,856	0	*
Alexander Kibrik (9)	26,096	26,096	0	*
Janice Li	28,986	28,986	0	*
Nancy Palmero and Herman Palmero	43,479	43,479	0	*
Brian Squires	21,740	21,740	0	*
Roger Snaith	188,406	188,406	0	*
Mansa Nicome	14,493	14,493	0	*
Alphonso Vanlow	7,247	7,247	0	*
Talman Harris (10)	87,981	87,981	0	*
Thomas Finn and Maureen Finn	17,247	17,247	0	*
Charles Morgan Simpson (11)	49,427	49,427	0	*
Arnold Nicklaus D'Cruz	28,986	28,986	0	*
Daniel Finn	36,232	36,232	0	*
David Gibbs	28,986	28,986	0	*
Eduard Kaziev	29,469	29,469	0	*
Jerry Cahn	10,000	10,000	0	*
Jiahua Wang	170,000	170,000	0	*
Kevin Flood and Regina Flood	10,000	10,000	0	*
Lorraine Olsen	24,155	24,155	0	*
Mark Ghitis	21,740	21,740	0	*
Ross Robbins	39,268	16,908	22,360	*
Ming-Hsuan Sung	21,740	21,740	0	*
Inet Global Ag (12)	48,310	48,310	0	*

(1) Beneficial ownership is determined in accordance with the rules of the SEC. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days of the date of this prospectus, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants and securities that are currently convertible or convertible within 60 days of the date of this prospectus, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name.

(2) Pursuant to the terms of the Series A Preferred Stock, at no time may a holder of Series A Preferred Stock convert or exercise such holder’s Series A Preferred Stock into shares of our Common Stock if the conversion or exercise would result in such holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) more than 4.99% of our then issued and outstanding shares of Common Stock; provided, however, that each holder may lower this limitation percentage at any time or increase this limitation percentage to any other percentage not in excess of 9.99% upon 61 days’ prior written notice to the Company. The 4.99% beneficial ownership limitation does not prevent a stockholder from selling some of its holdings and then receiving additional shares. Accordingly, each stockholder could exercise and sell more than 4.99% of our Common Stock without ever at any one time holding more than this limit. The number and percent of shares of our Common Stock to be held by the selling stockholders after the offering of the resale securities, assumes all of the resale securities are sold by the selling stockholders and that the selling stockholders do not acquire any other shares of our Common Stock prior to their assumed sale of all of the resale shares.

(3) Includes the maximum number of shares of Common Stock that each selling stockholder may sell, regardless of the 4.99% beneficial ownership limitation, more fully explained in footnote 2.

(4) Includes (i) shares of Common Stock that may be issued from time to time after the date of this prospectus upon conversion of the Series A Preferred Stock (including shares issuable upon conversion of the Series A Preferred Stock and additional shares potentially issuable as payment in kind of dividends thereon), (ii) shares of Common Stock that may be issued from time to time after the date of this prospectus upon exercise of the Warrants, and (iii) previously issued shares of Common Stock.

(5) Includes shares of Common Stock that may be issued upon conversion of the Series A Preferred Stock. The amount consists of 2,072,381 shares issuable upon conversion of the Series A Preferred Stock and an additional 3,927,619 shares potentially issuable as payment in kind of dividends thereon.

(6) Oded Lotan shares voting and investment control over these shares.

(7) Includes 76,571 shares of Common Stock that may be issued upon exercise of the Warrants and 11,410 previously issued shares of Common Stock.

(8) Randy Martin shares voting and investment control over these shares.

(9) Includes 26,096 shares of Common Stock that may be issued upon exercise of the Warrants.

(10) Includes 76,571 shares of Common Stock that may be issued upon exercise of the Warrants and 11,410 previously issued shares of Common Stock.

(11) This selling stockholder is an affiliate of a broker-dealer.  The stockholder purchased the shares in the ordinary course of business and, at the time of the purchase of the shares to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the shares. The stockholder is the president of Radnor Research & Trading Company, LLC, which acted as the placement agent of a private placement equity offering of the Company that was completed on November 21, 2014.

(12) Vaibhav Abhyankar shares voting and investment control over these shares.

(13) The information regarding this selling stockholder has been included in this prospectus supplement to correct the error in the spelling of the name of such selling stockholder and such information supersedes the information regarding this selling stockholder previously included in the prospectus dated September 21, 2015.

*  Less than 1%.